Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Northwest Natural Gas Company of our report dated February 24, 2023 relating to the financial statements and financial statement schedules, which appears in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ PricewaterhouseCoopers LLP
Portland, Oregon
November 6, 2023